Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124505, 333-155163 and 333-181949) and related Prospectus’ of our report dated March 25, 2013, with respect to the consolidated financial statements and schedule of TearLab Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, California
March 25, 2013